SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A

                                 AMENDMENT No. 1

           AMENDED CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (date of earliest event reported): December 24, 1999





                        Convergence Communications, iNC.

             (Exact name of registrant as specified in its charter)





Nevada                                 00-21143                       87-0545056
--------------------------------     ------------         ----------------------
(State or other jurisdiction         (Commission              (I. R. S. Employer
of incorporation or organization)     File Number)        Identification Number)



            102 West 500 South, Suite 320, Salt Lake City, Utah 84101
            ---------------------------------------------------------
               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (801) 328-5618
                                                           --------------

Amendment No. 1

Convergence Communications, Inc. ("CCI") hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K dated January 13, 2000 as follows:

Item 7.  Financial statements and exhibits

Item 7(a): Financial statements of businesses acquired [expressed in Mexican pesos]

International Van, S.A. de. C.V. ("Intervan") audited balance sheets as of December 31, 1998 and 1997, and the related audited statements of loss, shareholders' equity, and of changes in financial position for the years ended December 31, 1998 and 1997 and related notes and report of independent auditors [expressed in Mexican pesos with purchasing power as of December 31, 1998].

Intervan unaudited balance sheets as of September 30, 1999 and 1998, and the unaudited statements of loss, and changes in financial position for the nine months ended September 30, 1999 and 1998 and the unaudited statement of shareholders' equity for the nine months ended September 30, 1999 and related notes [expressed in Mexican pesos with purchasing power as of September 30, 1999].

Item 7(b):  Pro forma financial information [expressed in U.S. dollars]

Pro forma balance sheet of CCI as of September 30, 1999 and pro forma statements of operations for the year ended December 31, 1998 and nine months ended September 30, 1999.

Item 7(c):  Exhibits

None

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   Convergence Communications, Inc. (Registrant)

                                          /s/ Jerry Slovinski
                                   ---------------------------------------
                                   By: Jerry Slovinski, Chief Financial Officer
                                   Dated:  March 11, 2000

Item 7(a): Financial statements of businesses acquired [expressed in Mexican pesos]

Intervan audited balance sheets as of December 31, 1998 and 1997, and the related audited statements of loss, shareholders' equity, and of changes in financial position for the years ended December 31, 1998 and 1997 and related notes and report of independent auditors are included herein. Intervan unaudited balance sheets as of September 30, 1999 and 1998, and the unaudited statements of loss, and changes in financial position for the nine months ended September 30, 1999 and 1998 and the unaudited statement of shareholders' equity for the nine months ended September 30, 1999 and related notes are included herein.

INDEPENDENT AUDITORS' REPORT

To the Shareholders of
International Van, S. A. de C. V.:

We have audited the accompanying balance sheets of INTERNATIONAL VAN, S.A. DE C.V. (the Company) as of December 31, 1998 and 1997, and the related statements of loss, shareholders' equity and changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that the audit be planned and performed to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they are prepared in accordance with the accounting principles generally accepted in Mexico. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As explained in Note 2, in 1998 the Company changed its policies for recording payments made on the contracting and installation of telephone links ("Backbone") and local links to connect with clients ("Local loop"). The effect of this change was an increase in the 1998 operating costs of $21,908,175.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Van, S.A. de C.V. as of December 31, 1998 and 1997, and the results of its operations, the changes in its shareholders' equity and the changes in its financial position for the years then ended, in conformity with the accounting principles generally accepted in Mexico.

Note 9 presents supplementary information that is not necessary for the interpretation of the accompanying financial statements in conformity with the accounting principles generally accepted in Mexico.

Arthur Andersen

Mexico City, Mexico
May 7, 1999

INTERNATIONAL VAN, S. A. DE C. V.

BALANCE SHEETS AS OF DECEMBER 31, 1998 AND 1997
EXPRESSED IN MEXICAN PESOS WITH PURCHASING POWER AS OF DECEMBER 31, 1998
--------------------------------------------------------------------------------

ASSETS                                             1998                1997

CURRENT ASSETS:

  Cash and marketable securities               $  2,204,124        $ 14,481,543
  Accounts receivable:
  Trade, net                                     11,268,429           4,490,917
  Affiliated companies                           16,656,891           4,166,487
  Recoverable taxes                               2,110,124           3,962,966
  Other                                             612,063             472,524
                                               -------------       -------------
                                                 30,647,507          13,092,894
Inventories                                         537,177           -
                                               -------------       -------------
Total current assets                             33,388,808          27,574,437

FURNITURE AND EQUIPMENT, net                     35,175,633          22,499,102

OTHER ASSETS, net                                 5,217,985           3,902,259
                                               -------------       -------------
                                                $ 73,782,426        $ 53,975,798
                                               =============       =============

 LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable to suppliers                $ 18,520,375        $  3,031,001
  Other accounts payable                          2,229,528           1,968,932
  Affiliated companies                              214,585
  Accrued taxes                                     760,018              39,361
  Accrued asset taxes                               545,144
                                               -------------
           Total current liabilities             22,269,650           5,039,294
                                               -------------       -------------

CONVERTIBLE CREDIT                               28,996,364
                                               -------------
SHAREHOLDERS' EQUITY:
  Capital stock:
    Paid-in capital                              30,698,835          29,337,125
    Unpaid capital                              (1,361,710)
                                               -------------
                                                 29,337,125          29,337,125

Additional paid-in capital                       68,472,162          68,472,162
Accumulated losses                              (54,455,492)        (28,035,400)
Cumulative effect of restatement                (20,837,383)        (20,837,383)
                                               -------------       -------------
           Total shareholders' equity            22,516,412          48,936,504
                                               -------------       -------------
                                               $ 73,782,426        $ 53,975,798
                                              ==============       =============

The accompanying notes are an integral part of these balance sheets.

INTERNATIONAL VAN, S. A. DE C. V.

STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
EXPRESSED IN MEXICAN PESOS WITH PURCHASING POWER AS OF DECEMBER 31, 1998
------------------------------------------------------------------------------------------------------------------------------------

                                            Capital Stock             Additional                      Cumulative          Total
                                     ----------------------------       Paid-in      Accumulated       Effect of      Shareholders'
                                          Paid          Unpaid          Capital        Losses         Restatement         Equity
BALANCES AS OF DECEMBER 31, 1996     $ 27,063,338   $          -    $              $  (5,074,546)   $ (20,837,383)    $  1,151,409

  Increase in capital stock             2,273,787              -      68,472,162              -                 -       70,745,949
  Net loss for the year                         -              -               -     (22,960,854)               -      (22,960,854)
                                     -------------  -------------   -------------  --------------   --------------   --------------

BALANCES AS OF DECEMBER 31, 1997       29,337,125                     68,472,162     (28,035,400)     (20,837,383)      48,936,504

  Increase in capital stock             1,361,710     (1,361,710)                              -                -                -
  Net loss for the year                         -              -               -     (26,420,092)               -      (26,420,092)
                                     -------------  -------------   -------------  --------------   --------------   --------------

BALANCES AS OF DECEMBER 31, 1998     $ 30,698,835   $ (1,361,710)   $ 68,472,162   $ (54,455,492)   $ (20,837,383)   $  22,516,412
                                     =============  =============   =============  ==============   ==============   ==============


The accompanying notes are an integral part of these statements.

INTERNATIONAL VAN, S. A. DE C. V.

STATEMENTS OF LOSS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
EXPRESSED IN MEXICAN PESOS WITH PURCHASING POWER AS OF DECEMBER 31, 1998
--------------------------------------------------------------------------------

                                               1998                1997

REVENUE FROM SERVICES RENDERED                 $ 65,715,464        $ 37,017,238

COST OF SERVICES                                 71,298,814          44,132,321
                                               -------------       -------------

GROSS LOSS                                       (5,583,350)         (7,115,083)

OPERATING EXPENSES                               21,666,677          17,064,427
                                               -------------       -------------

OPERATING LOSS                                  (27,250,027)        (24,179,510)

COMPREHENSIVE FINANCING RESULT:
Interest income (expense), net                    4,321,445          (4,187,231)
Exchange gains (losses), net                       (128,508)          2,232,553
Gain (loss) from monetary position                 (535,982)          2,806,390
                                               -------------       -------------

                                                  3,656,955             851,712

OTHER INCOME (EXPENSE), net                      (2,072,745)            459,956
                                               -------------       -------------

Loss before provision for asset taxes           (25,665,817)        (22,867,842)

ASSET TAXES                                        (754,275)            (93,012)
                                               -------------       -------------

Net loss for the year                         $ (26,420,092)      $ (22,960,854)
                                              ==============      ==============


The accompanying notes are an integral part of these statements.

INTERNATIONAL VAN, S. A. DE C. V.

STATEMENTS OF CHANGES IN FINANCIAL POSITION
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
EXPRESSED IN MEXICAN PESOS WITH PURCHASING POWER AS OF DECEMBER 31, 1998
--------------------------------------------------------------------------------

                                                   1998                1997
OPERATING ACTIVITIES:
Net loss for the year                         $ (26,420,092)      $ (22,960,854)
Less- Depreciation and amortization               9,755,710           7,073,167
                                               -------------       -------------

                                                (16,664,382)        (15,887,687)
Net cash used in working capital                 (1,009,491)        (15,440,364)

Net cash used in operating activities           (17,673,873)        (31,328,051)

INVESTING ACTIVITIES:
Additions to furniture and equipment, less
net book value of retirements                   (19,756,196)        (12,365,799)
Other assets                                     (3,843,714)         (2,409,434)
                                               -------------       -------------
                                                (23,599,910)        (14,775,233)
                                               -------------       -------------
FINANCING ACTIVITIES:
Convertible credit                               28,996,364                   -
Change in long-term debt in real terms                    -          (8,837,507)
Reduction in long-term debt due to                        -
restatement in constant pesos                             -          (1,389,257)
Increase in capital stock                                 -           2,273,787
Additional paid-in capital                           -               68,472,162
                                               -------------       -------------

                                                 28,996,364          60,519,185
                                               -------------       -------------
Net increase (decrease) in cash and
marketable securities                           (12,277,419)         14,415,901

CASH AND MARKETABLE SECURITIES:
At beginning of year                             14,481,543              65,642
                                               -------------       -------------

At end of year                                 $  2,204,124        $ 14,481,543
                                               =============       =============


The accompanying notes are an integral part of these statements.

       (Translation of financial statements originally issued in Spanish)


International Van, S.A. de. C.V.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

(Expressed in Mexican Pesos with Purchase Power as of December 31, 1998)
--------------------------------------------------------------------------------


EXPLANATION ADDED FOR TRANSLATION INTO ENGLISH:

The accompanying financial statements have been translated into English for use outside of Mexico and are presented on the basis of accounting principles generally accepted in Mexico, which differ in certain significant respects from generally accepted accounting principles in the United States.

1.    MAIN ACTIVITIES:

The Company's main activity is the rendering of telecommunication link services, primarily data link, as well as value-added services.

The Company started its operations late in 1996 and, as shown in these financial statements, it has incurred gross and operating losses in 1997 and 1998. As well, the results of 1998 were affected by a change in accounting policy more fully discussed in Note 2. In 1999, both the shareholders and the Company's management have taken a number of steps to increase the capital of the Company and increase its operating margin; consequently, they expect that results will show substantial improvements over the coming months and will reach a breakeven point in 2000.

Up until June 30, 1998, the Company had no employees, so, all administrative services were provided by an affiliated company. After this date, employees were transferred to meet the Company's operational needs, and it assumed the responsibilities of a surrogate employer.

2.    SIGNIFICANT ACCOUNTING POLICIES:

The accounting policies followed by the Company are in conformity with the accounting principles in Mexico, which require that management make certain estimates and use certain assumptions to determine the valuation of some of the items included in the financial statements and make the required disclosures therein. While the estimates and assumptions used may differ from their final effect, management believes that they were adequate under the circumstances. These accounting policies are as follows:

Changes in accounting policies-
------------------------------
Up until 1997, the Company capitalized payments made on the contracting and installation of telephone links ("Backbone"), which were not subsequently amortized. Beginning in 1998, these payments are being amortized over a 5-year term. The amortization effect increased the 1998 operating costs by $547,851.

As well, until 1997 the Company recorded the payments made on the contracting of local links to connect with clients ("Local loop"), debiting 50% of the amount to deferred assets and the other half to operating costs. Beginning in 1998, the overall disbursement is recorded in operating costs. The effect of this change increased the 1998 operating costs by $21,360,324.

Recognition of the effects of inflation in the financial information-
----------------------------------------------------------------------
The Company restates all of its financial statements in terms of the purchasing power of the Mexican peso as of the end of the latest period, thereby comprehensively recognizing the effects of inflation. Consequently, all financial statement amounts are comparable, both for the current and the prior year, since all are stated in terms of Mexican pesos of the same purchasing power. Accordingly, the financial statements of the prior year have been restated in terms of Mexican pesos of the latest period. The prior year amounts presented herein differ from those originally reported in terms of Mexican pesos of the corresponding year.

To recognize the effects of inflation in terms of Mexican pesos with purchasing power as of year end, the procedures were as follows:

-     Balance sheet:
      -------------
      Furniture and equipment are recorded at their acquisition cost and are restated from the date using inflation factors derived from the National Consumer Price Index (NCPI). Depreciation is calculated under the straight-line method on the restated final balances.

      Shareholders' equity and other nonmonetary items are restated using a factor derived from the NCPI cumulative from the date of contribution or generation.

-     Statement of income:
      -------------------
      Revenues and expenses that are associated with a monetary item are restated from the month in which they arise through year end, based on factors derived from the NCPI.

      Revenues and expenses that are associated with nonmonetary items are restated through year end, by applying factors derived from the NCPI to the restated cost or expense at the time it is incurred, as a function of the use or consumption of the nonmonetary item.

      The gain or loss from monetary position, which represents the erosion of the purchasing power of monetary items caused by inflation, is determined by applying to net monetary assets or liabilities, at the beginning of each month, the inflation factor derived from the NCPI, and is restated at year end with the corresponding factor.

-     Other statements:
      ----------------
      The statement of changes in financial position presents the changes in constant Mexican pesos, according to the financial position at the prior year end, restated to Mexican pesos as of the most recent year end.

Marketable securities-
---------------------
Marketable securities are primarily short-term bank deposits valued at market (cost plus accrued interest).

Other assets-
------------
Other assets include payments made on the contracting and installation of telephone links ("Backbone") that are owned by the Company, which beginning in 1998, are amortized over a 5-year term. This line item also includes local links to connect with clients ("Local loop"), which until 1997 were recorded by debiting 50% of the amount to deferred assets and the other half to operating costs. Beginning in 1998, the overall disbursement is recorded in operating costs.

Deferred income taxes-
---------------------
Since there are no significant nonrecurring temporary differences whose turnaround period can be determined and that are not expected to be replaced by items of similar nature and amount, the Company has not recorded any deferred income tax assets or liabilities.

Employee benefits-
-----------------
According to the labor law, the Company is liable for severance payments and seniority premiums to employees terminating under certain circumstances. Indemnity payments to involuntarily terminated employees are charged to results in the period in which they are made. At December 31, 1998, the Company had not recorded a liability for seniority premiums because it was not material considering personnel seniority and turnover.

Revenue recognition-
--------------------
Revenues from connection services are recognized at the time the underlying contracts are signed, while those arising from link rents are recorded as accrued.

Comprehensive financing result-
-----------------------------
The comprehensive financing result includes all financial revenues and expenses, such as interest income and expense, exchange gains or losses and gains or losses from monetary position as they occur or accrue.

Transactions in foreign currency are recorded at the exchange rate as of the date of the transaction and the assets and liabilities in foreign currency are adjusted to the exchange rate as of year end, affecting income as part of the comprehensive financing result.

3.    FOREIGN CURRENCY TRANSACTIONS AND POSITION:

At December 31, 1998 and 1997, the Company had assets and liabilities denominated in U.S. dollars that were converted at the respective Mexican peso-U.S. dollar exchange rates of $9.89 and $8.08, as follows:

                                                             U.S. dollars
                                                  ------------------------------
                                                        1998              1997

  Current assets                                   $ 3,309,868      $ 1,742,856
  Current liabilities                                3,181,059          912,852
                                                   ------------     ------------

  Net foreign currency-denominated
      assets                                        $  128,809       $  830,004
                                                   ============     ============

Equivalent in Mexican pesos                        $ 1,273,921      $ 6,706,432
                                                   ============     ============

At May 7, 1999, date of issue of these financial statements, the unaudited foreign exchange position was similar to that at year end, and the exchange rate was $9.33 per U.S. dollar.

4.    FURNITURE AND EQUIPMENT:

                                                                         Average
                                                                          Annual
                                                                    Depreciation
                                                                           Rate
                                             1998             1997           %

Telecommunications equipment           $ 49,697,370     $ 31,499,317        20%
Office furniture and equipment              852,258          452,127        10%
Transportation equipment                    712,488                -        25%
                                       -------------    -------------

                                         51,262,116       31,951,444
Less- Accumulated depreciation           16,086,483        9,452,342
                                       -------------    -------------

                                       $ 35,175,633     $ 22,499,102
                                       =============    =============

5.    RELATED-PARTY TRANSACTIONS AND BALANCES:

Net balances receivable and payable with affiliated companies and other related parties are as follows:

                                                        1998              1997
Receivables-

Intersys Mexico, S.A. de C.V.                      $        -       $ 4,166,487
Editorial Red, S.A.                                     172,932               -
Servicios Corporativos Netcapital, S.A. de C.V.       6,460,252               -
Netcapital, S.A. de C.V.                             10,023,707               -
                                                   -------------    ------------

                                                   $ 16,656,891     $ 4,166,487
                                                   =============    ============

Payables-

Netec, S.A. de C.V.                                 $   214,585     $         -
                                                   -------------    ------------

                                                    $   214,585     $         -
                                                   =============    ============

The Company had the following significant transactions with affiliated companies and other related parties:

                                                       1998               1997
Revenues-
  Services                                         $  7,071,551    $  4,848,633
  Interest                                            4,084,704               -
  Sale of equipment                                       4,135       3,624,362
  Other                                                -                695,075
                                                   -------------   -------------

                                                   $ 11,160,390    $  9,168,070
                                                   =============   =============

Disbursements-

  Equipment purchases                              $ 15,988,051    $  7,658,224
  Administrative services                             3,085,378       9,095,097
  Interest                                            3,403,549       3,925,693
  Administrative expenses                                    -        5,080,708
  Links                                                      -       13,395,025
  Equipment rent                                      1,131,880       3,974,544
  Other                                                      -          524,757
                                                   -------------    ------------
                                                   $ 23,608,858     $ 43,654,048
                                                   =============    ============

6.    TAX ENVIRONMENT:

Income and asset tax regulations-

The Company is subject to income and asset taxes. Income taxes are computed taking into consideration the taxable and deductible effects of inflation, such as depreciation calculated on restated asset values, and taxable income is increased or reduced by the effects of inflation on certain monetary assets and liabilities through the inflationary component, which is similar to the gain or loss from monetary position. Beginning in 1999, the income tax rate increased from 34% to 35%, with the obligation to pay this tax each year at a rate of 30% (transitorily 32% in 1999), with the remainder payable upon distribution of earnings.

Asset taxes are computed at an annual rate of 1.8% on the average of the majority of restated assets less certain liabilities, and the tax is paid only to the extent that it exceeds the income taxes of the period. Any required payment of asset taxes is creditable against the excess of income taxes over asset taxes of the preceding three and the following ten years.

Reconciliation of book and taxable income-

The principal items affecting the Company's tax loss are as follows:

                                                      1998                1997

Loss before provision for asset taxes           $ (25,665,817)    $ (22,867,842)
Less- Effect of the third amendment to
  Bulletin B-10 and gain from
  monetary position                                 3,182,895         3,460,524
                                                --------------    --------------

                                                  (22,482,922)      (19,407,318)
Add-
  Inflationary component, net                         901,830         1,783,551
  Book depreciation and amortization                9,755,709         3,058,804
  Cost of services                                 66,155,367        35,356,991
  Nondeductible expenses                            3,587,083         1,340,856
  Book cost of fixed assets sold                      235,583                 -
  Other                                                     -         1,969,437
                                                --------------    --------------

                                                   80,635,572        43,509,639
Less-
  Tax depreciation and amortization                 7,392,314         4,063,396
  Connection costs                                 57,253,360        31,404,493
  Tax cost of fixed assets sold                       127,792                 -
  Cancellation or application of provisions, net    1,831,638         3,573,046
  Other                                             6,131,485           138,752
                                                --------------    --------------
                                                   72,736,589         39,179,687
                                                --------------    --------------

Tax loss                                        $ (14,583,939)    $ (15,077,366)
                                                ==============    ==============

Tax loss carryforwards and recoverable asset taxes-

At December 31, 1998, the Company has tax loss carryforwards for income tax purposes and recoverable asset taxes, which will be indexed for inflation through the year applied or recovered, in the following restated amounts:

                                                   Tax Loss        Recoverable
Expiration Date                                 Carryforwards     Asset Taxes

2006                                            $   7,725,092     $           -
2007                                               18,878,370            78,412
2008                                               15,822,115           754,275
                                                --------------    --------------
                                                $  42,425,577     $     832,687
                                                ==============    ==============

7.    CONVERTIBLE CREDIT:

Netcapital, S.A. de C.V., holding company, granted credit to the Company to finance its operations through fund withdrawals payable in U.S. dollars and bearing annual interest of 6%. These draws are convertible into capital stock. As explained in Note 8, during a Shareholders' Meeting held on March 29, 1999, Netcapital, S.A. de C.V. converted this credit into capital stock; therefore, at December 31, 1998, this liability is shown in the balance sheet as noncurrent.

8.    SHAREHOLDERS' EQUITY:

During an Extraordinary Shareholders' Meeting held on August 18, 1998, the shareholders approved an increase in the variable capital stock of the Company of $1,361,710, represented by 1,361,710 common, nominative shares with a par of one Mexican peso each, payable in cash by Netcapital, S.A. de C.V., who reserved the right to subscribe and pay for such shares.

At December 31, 1998, capital stock consisted of 6,224,836 shares with a par value of one Mexican peso each, of which, 50,000 are classified as fixed capital and 6,174,836 as variable capital, this being unlimited. A total of 1,361,710 shares were held in the Company's treasury.

Capital  reductions will be subject to taxes on the excess of the reduction over
the  price-level   adjusted  paid-in  capital,  in  accordance  with  a  formula prescribed by the Income Tax Law.

During an Extraordinary Shareholders' Meeting held on March 29, 1999, Netcapital, S.A. de C.V., the holding company, decided to convert the US$3,500,000 credit granted to the Company into capital stock, and received in exchange 1,361,710 shares. In addition, the shareholders approved an increase in capital stock of US$7,609,227, of which, US$487,212 were subscribed and paid on that date, and US$512,788 were subscribed and paid on April 17, 1999. The unpaid portion is represented by shares held in the Company's treasury for future subscription and payment. On these same dates, the shareholders granted the Company a new convertible credit for US$6,609,227 to finance its operations.

9.    SUPPLEMENTARY INFORMATION:

The following supplementary information is a reconciliation of shareholders' equity as of December 31, 1998 and net loss for the year then ended under the accounting principles generally accepted in Mexico to the accounting principles generally accepted in the United States as of that date and in Mexican pesos:

Shareholders' equity-
---------------------
   Shareholders'  equity  as  of  December  31,  1998  in
     conformity with the accounting  principles generally
     accepted in Mexico, in Mexican pesos                           $22,516,412

   Add (less)-  Cumulative  recognition of deferred taxes
     in conformity with SFAS-109                                     13,840,197

   Cumulative  recognition  of deferred  employee  profit
     sharing in conformity with SFAS-109                               (521,576)

   Valuation  allowance of deferred taxes due uncertainty
     of  future  income  for  tax  purposes                         (13,840,197)
                                                                    ------------

   Shareholders'  equity  as  of  December  31,  1998  in
     conformity with the accounting  principles generally
     accepted  in the United  States,  in Mexican  pesos.           $21,994,836
                                                                     ===========


Net loss for the year-
---------------------
   Net loss  for the  year  ended  December  31,  1998 in
     conformity with the accounting  principles generally
     accepted in Mexico, in Mexican pesos                         $ (26,420,092)

   Add (less)- Recognition of deferred taxes for the year
     in conformity with SFAS-109                                      6,068,785

   Recognition of deferred  employee  profit  sharing for
     the year in conformity with SFAS-109                              (521,576)

   Recognition of valuation  allowance of deferred  taxes
     due  uncertainty  of future  income for tax purposes            (6,068,785)
                                                                  --------------

   Netloss  for  the  year  ended  December  31,  1998 in
     conformity with the accounting  principles generally
     accepted in the United States, in Mexican pesos              $ (26,941,668)
                                                                   =============

The determination of deferred income taxes in table above, were provided by the liability method for all temporary differences between the amounts of assets and liabilities for financial and tax reporting purposes, computed in accordance with SFAS No. 109.

SFAS-109 requires that deferred tax liabilities or assets at the end of each period be determined using the tax rate expected to be in effect when taxes are expected to be paid or recovered. Accordingly, income tax provisions increase or decrease in the same period in which changes in future tax rates are enacted.

Due to the uncertainty of the realization of the deferred income tax assets, a valuation allowance for the potential future tax saving related to tax loss carry forwards must be recognized.

This supplementary information is not necessary for the interpretation of the accompanying financial statements in conformity with the accounting principles generally accepted in Mexico.

Item 7(a): Financial statements of businesses acquired [expressed in Mexican pesos] (Continued)

Intervan unaudited balance sheets as of September 30, 1999 and 1998, and the unaudited statements of loss, and changes in financial position for the nine months ended September 30, 1999 and 1998 and the unaudited statement of shareholders' equity for the nine months ended September 30, 1999 and related notes are all included herein.

INTERNATIONAL VAN, S. A. DE C. V.

UNAUDITED BALANCE SHEETS AS OF SEPTEMBER 30, 1999 AND 1998
EXPRESSED IN MEXICAN PESOS WITH PURCHASING POWER AS OF SEPTEMBER 30, 1999
--------------------------------------------------------------------------------

ASSETS                                             1999                1998

CURRENT ASSETS:
  Cash and marketable securities                 $ 6,242,332         $  165,458
  Accounts receivable:
  Trade, net                                      24,187,686         12,960,408
  Affiliated companies                                               23,307,747
  Other                                            2,520,504            804,174
                                                --------------    --------------

Inventories

                                                      81,226            202,648
                                                --------------    --------------
Total current assets                              33,031,748         37,440,435

FURNITURE AND EQUIPMENT, net                      52,430,908         37,251,253

OTHER ASSETS, net                                  5,856,205             28,720
                                                --------------    --------------
                                                $ 91,318,861       $ 74,720,408
                                                ==============    ==============

 LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable to suppliers                 $ 22,943,943       $ 11,747,978
  Other accounts payable                           6,485,285          3,683,731
  Accrued taxes                                    1,169,362                  0
                                                --------------    --------------
           Total current liabilities              30,598,590         15,431,709
                                                --------------    --------------

CONVERTIBLE CREDIT                                18,037,645         17,837,440
                                                --------------    --------------

SHAREHOLDERS' EQUITY:
  Capital stock:
    Paid-in capital                               33,624,434         33,624,434
    Unpaid capital                                (1,492,354)        (1,492,354)
                                                --------------    --------------
                                                  32,132,080         32,132,080

Additional paid-in capital                       119,770,712         74,999,094
Accumulated losses                               (86,397,001)       (42,856,750)
Cumulative effect of restatement                 (22,823,165)       (22,823,165)
                                                --------------    --------------

           Total shareholders' equity             42,682,626         41,451,259
                                                --------------    --------------

                                                $ 91,318,861       $ 74,720,408
                                                ==============    ==============

The accompanying notes are an integral part of these unaudited balance sheets.

INTERNATIONAL VAN, S.A. DE C.V.

UNAUDITED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
EXPRESSED IN MEXICAN PESOS WITH PURCHASING POWER AS OF SEPTEMBER 30, 1999
-----------------------------------------------------------------------------------------------------------------------------------

                                            Capital Stock           Additional                         Cumulative          Total
                                        ------------------------     Paid-in         Accumulated        Effect of      Shareholders'
                                         Paid          Unpaid         Capital           Losses         Restatement         Equity
                                                                                                     (C>               (C>
BALANCES AS OF JANUARY 1, 1998       $ 33,624,434   $(1,492,354)   $  74,999,094    $ (32,023,122)   $ (22,823,165)    $ 52,284,887

  Net loss for the period                       0             0                0      (10,833,628)               0      (10,833,628)
                                              ---           ---              ---     -------------             ---      ------------

BALANCES AS OF SEPTEMBER 30, 1998    $ 33,624,434   $(1,492,354)    $ 74,999,094     $(42,856,750)   $ (22,823,165)    $ 41,451,259
                                    ============== =============  ===============   ==============   ==============    =============


NET LOSS FOR 1998 4th Quarter
                                                                                      (16,346,331)                      (16,346,331)

BALANCES AS OF JANUARY 1, 1999       $ 33,624,434   $(1,492,354)    $ 74,999,094    $ (59,203,081)   $ (22,823,165)    $ 25,104,928

  Increase in capital stock                                           44,771,618                0                0       44,771,618
  Net loss for the period                       0             0                0      (27,193,920)               0      (27,193,920
                                               ---           ---              ---    -------------             ----    -------------

BALANCES AS OF SEPTEMBER 30, 1999    $ 33,624,434   $(1,492,354)   $ 119,770,712    $ (86,397,001)   $ (22,823,165)    $ 42,682,626
                                    ==============  ============   ==============   ==============   ==============    ============


The notes are an integral part of these unaudited financial statements.

INTERNATIONAL VAN, S. A. DE C. V.

UNAUDITED STATEMENTS OF LOSS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
EXPRESSED IN MEXICAN PESOS WITH PURCHASING POWER
AS OF SEPTEMBER 30, 1999

--------------------------------------------------------------------------------

                                                 1999                1998

REVENUE FROM SERVICES RENDERED                    $ 83,543,503     $ 50,339,520

COST OF SERVICES                                    77,467,015       49,015,460
                                                 --------------    -------------

GROSS PROFIT                                         6,076,488        1,324,060

OPERATING EXPENSES                                  36,120,259       12,491,429
                                                 --------------    -------------

OPERATING LOSS                                     (30,043,771)     (11,167,369)

COMPREHENSIVE FINANCING RESULT:
Exchange gains (losses), net                        (3,300,372)      (2,489,935)
Gain (loss) from monetary position                    (230,421)       2,156,194
                                                 --------------    -------------
                                                    (3,530,793)        (333,741)

OTHER INCOME (EXPENSE), net                                  0                0
(333,741)

Loss before provision for alternate Asset Tax      (26,512,978)     (10,833,628)

ALTERNATE  ASSET TAX                                   680,942                0
(333,741)

Net loss for the period                           $(27,193,920)   $(10,833,628)
                                                 ==============   ==============


The accompanying notes are an integral part of these unaudited statements.

INTERNATIONAL VAN, S.A. DE. C.V.

NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
(Expressed in Mexican Pesos with Purchasing Power as of September 30, 1999)
--------------------------------------------------------------------------------

BASIS OF PRESENTATION:

The accompanying unaudited financial statements of the Company have been prepared in accordance with the basis of accounting principles generally accepted in Mexico. They do not include all of the information and footnotes required by accounting principles generally accepted in Mexico for complete financial statements. These financial should be read in conjunction with the audited financial statements for the year ended December 31, 1998. The accompanying financial statements have not been examined by independent accountants, but in the opinion of Intervan management, all adjustments (consisting of normal recurring entries) necessary for the fair presentation of Intervan's results of operations, financial position, and changes therein for the periods presented have been included. The results of operations for the nine months ended September 30, 1999 and 1998 may not be indicative of the results that may be expected for the year ending December 31, 1999.

1.       Significant accounting policies

Nature of operations and business organization- As of December 24, 1999, International Van, S.A. de C.V. is a 100% owned subsidiary of Convergence
Communications, S.A. de C.V. ("CCI Mexico") a subsidiary of Convergence Communications Inc. [See Note 7] International Van, S.A. de C.V. (the "Company") service offerings consist of telecommunications link services, primarily data link, and some other value added-services. The Company operates under a permit and is applying for a license concession for developing its operations under the Federal Telecommunication Laws and regulations in Mexico.

The license term is for fifteen years renewable under the license regulations terms, covering the largest cities in Mexico. The license term establishes that licensees should record their fees related to services in the SCT files.

Concentration of risks - The Company supplies telecommunication services (data transmission) all over the country, and no dependence exists in regard to a specific customer. The Company evaluates its customers' credit histories and establishes an allowance for doubtful accounts based upon the credit risk of specific customers and the Company policies based on historical.

Use of estimates - Preparation of the financial statements in conformity with Generally Accepted Accounting Principles in Mexico (Mex. GAAP) requires management to make estimates and assumptions, that affect the amounts of assets, liabilities and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of presentation - The financial statements are prepared in conformity to the Generally Accepted Accounting Principles in Mexico (Mex.-GAAP), which requires the inflationary effects recognition in the financial information as set in the B-10 bulletin.

Recognition of the effects of inflation in the financial information- The Company restates all of its financial statements in terms of the purchasing power of the Mexican peso as of the end of the latest period, thereby comprehensively recognizing the effects of inflation. Consequently, all financial statement amounts are comparable, both for the current and the prior year, since all are stated in terms of Mexican pesos of the same purchasing power. Accordingly, the financial statements of the prior year have been restated in terms of Mexican pesos of the latest period, or September 30, 1999. The prior year amounts presented herein differ from those originally reported in terms of Mexican pesos of the corresponding year.

Cash and cash equivalents - The Company considers all highly liquid, temporary cash investments with original maturities of three months or less to be cash and cash equivalents.

Property, Plant and Equipment - Property, Plant and Equipment are valued at net replacement value by recognizing the changes in pricing levels (INPC), less accumulated depreciation. Depreciation is calculated using the straight line method based on the estimated useful lives of the assets as follows:

                  Vehicles                                    4
                  Computing Equipment                         3
                  Telecommunication equipment                 5
                  Furniture                                   10

Expenditures which increase the value or extend the useful lives of assets are capitalized, while maintenance and repairs are charged to operating expenses as they are incurred.

Deferred income tax - Since there are no significant nonrecurring temporary differences whose turnaround period can be determined and are not expected to be replaced by items of similar nature and amount, the Company has not recorded any deferred income tax assets or liabilities.

Employees benefits - According to the labor law, the Company is liable for severance payments and seniority premiums to employees under certain circumstances. Indemnity payments to involuntarily terminated employees are charged to operations when incurred.

Revenue recognition - Revenues from connection services are recognized at the time the underlying services are delivered and earned. Revenues and expenses are recorded on the accrual basis.

Foreign currency - The Company's operations are located in Mexico and its books and records are maintained in Mexican pesos. During 1999, the Mexican economy is no longer considered hyper-inflationary. The Company's functional currency is the Mexican peso to U.S. dollars at current exchange rates. The result of translation is recorded as a component of the comprehensive financing result on the income statement. Transactions denominated in foreign currencies are initially recorded at the prevailing exchange rate on the transaction date. Fluctuations in exchange rates from the transactions to the settlement date or year-end are charged to operations.

3.    FURNITURE AND EQUIPMENT:

                                                                    Depreciation
                                                                         Rate
                                          1999                1998        %

Telecommunications equipment           $52,810,709      $ 34,965,211      20%
Office furniture and equipment           1,038,457           627,790      10%
Transportation equipment                   863,848           223,109      25%
                                       ------------     -------------
Total                                   54,713,014        35,816,110

Less- Accumulated depreciation          16,639,640         9,129,682

Net                                    $38,073,374      $ 26,686,428
                                       ============     ============

Deferred Charges                         7,532,774         5,692,716
Inflation Adjustment                     6,824,760         4,872,109
                                       ------------     ------------
Net Furniture and Equipment            $52,430,908      $ 37,251,253
                                       ============     ============



4.    CONVERTIBLE CREDIT:

Netcapital, S.A. de C.V., holding company, granted credit to the Company to finance its operations through fund withdrawals payable in U.S. dollars and bearing annual interest of 6%. These draws are convertible into capital stock. As explained in Note 5, during a Shareholders' Meeting held on March 29, 1999, Netcapital, S.A. de C.V. converted this credit into capital stock; therefore, at September 30, 1999, this liability is shown in the balance sheet as non-current.

5.    SHAREHOLDERS' EQUITY:

During an Extraordinary Shareholders' Meeting held on August 18, 1998, the shareholders approved an increase in the variable capital stock of the Company of $1,361,710, represented by 1,361,710 common, nominative shares with a par of one Mexican peso each, payable in cash by Netcapital, S.A. de C.V., who reserved the right to subscribe and pay for such shares.

Capital  reductions will be subject to taxes on the excess of the reduction over
the  price-level   adjusted  paid-in  capital,  in  accordance  with  a  formula prescribed by the Income Tax Law.

During an Extraordinary Shareholders' Meeting held on March 29, 1999, Netcapital, S.A. de C.V., the holding company, decided to convert the US $3,500,000 credit granted to the Company into capital stock, and received in exchange 1,361,710 shares. In addition, the shareholders approved an increase in capital stock of US$7,609,227, of which, US$487,212 were subscribed and paid on that date, and US$512,788 were subscribed and paid on April 17, 1999. The unpaid portion is represented by shares held in the Company's treasury for future subscription and payment. On these same dates, the shareholders granted the Company a new convertible credit for US$6,609,227 to finance its operations.

6.    SUPPLEMENTARY INFORMATION:

US - Mex. GAAP reconciliation:
The following supplementary information is a reconciliation of shareholders' equity as of September 30, 1999 and the net loss for the nine months then ended under the Generally Accepted Accounting Principles in Mexico to the Generally Accepted Accounting Principles in the United States as of this date and in Mexican pesos.

Shareholders' equity

Shareholders' equity as of September 30, 1999 in
    conformity with Mexican GAAP, in Mexican pesos                 $ 42,682,626

Add (Less)
    Cumulative  recognition of deferred  taxes  according
    with SFAS-109                                                    26,164,704
    Cumulative  recognition of deferred  employee  profit
    sharing according to SFAS-109                                      (806,627)
    Book valuation allowance of deferred asset tax due to
    uncertainty  of future  taxable  income                         (26,164,704)
                                                                   -------------
    Shareholders'  equity  as of  September  30,  1999 in
    conformity with US GAAP, in Mexican pesos                      $ 41,875,999
                                                                   =============

Net loss
    Net  loss  for  the  nine  months   period  ended  on
    September 30, 1999 in  conformity  with Mexican GAAP,
    in Mexican pesos                                              $ (27,193,920)

Add (Less)
    Recognition  of  deferred  income tax benefit for the
    nine month period, according with SFAS-109                       12,324,507
    Recognition of deferred  employee  profit sharing for
    the  nine  month   period,   according   to  SFAS-109              (285,051)
    Recognition of book  valuation  allowance of deferred
    tax due to uncertainty of future taxable income                 (12,324,507)
    Net loss for the nine month period ended on September
    30, 1999 in conformity with US GAAP, in Mexican pesos         $ (27,478,971)
                                                                  ==============


The above mentioned deferred tax calculation, is based on the liability method for all temporary differences between the amounts of assets and liabilities for financial and tax-reporting purposes computed in accordance with SFAS-109.

SFAS-109 requires that deferred tax liabilities or assets at the end of each period be determined using the tax rate expected to be in effect when taxes are expected to be paid or recovered. Accordingly, income tax provisions increase or decrease in the same period in which changes in future tax rates are enacted.

Due to the uncertainty of deferred income asset tax realization, a valuation allowance for the potential future tax savings related to carry forward tax losses and tax on assets paid must be recognized.

This supplementary information is not necessary for the interpretation of accompanying financial statements in conformity with the Mexican GAAP.

7.    SUBSEQUENT EVENT:

On December 24, 1999, Convergence Communications, S.A. de C.V. ("CCI Mexico"), acquired all of the outstanding stock of the Company. The total purchase price for the Company was approximately $21,000,000 USD, of which CCI Mexico paid $15,000,000 USD in cash at the closing. The balance of the purchase price was paid through CCI Mexico's delivery of two promissory notes which are due on the first and second anniversaries of the closing. The promissory note due on December 24, 2000 is in the face amount of $4,500,000 USD and is non-interest bearing. The promissory note due on December 24, 2001 is in the face amount of $1,500,000 USD and bears interest during the second year at the rate of 8% per annum. The notes were discounted at 10.75%, which reflects the estimated market rate of interest. The amounts represented by the promissory notes are subject to downward adjustment if the Company suffers recurring revenue losses after the closing.

Item 7 (b):  Pro forma financial information (Expressed in U.S. Dollars)

On December 27, 1999, Convergence Communications, S.A. de C.V. ("CCI Mexico"), a subsidiary of CCI, acquired all of the outstanding stock of Intervan. Intervan provides data networking and network access services to over 420 customers in Mexico through a nationwide ATM network. The seller of Intervan was Controladora S.O.E., S.A. de C.V., a Mexican corporation ("SOE"). The total purchase price for Intervan was approximately $21 million, of which CCI Mexico paid $15 million in cash at the closing. The balance of the purchase price was paid through CCI Mexico's delivery of two promissory notes which are due on the first and second anniversaries of the closing. The promissory note due on December 24, 2000 is in the face amount of $4,500,000 and is non-interest bearing. The promissory note due on December 24, 2001 is in the face amount of $1,500,000 and bears interest during the second year at the rate of 8% per annum. The combined present value of both promissory notes is estimated at $5,257,000. The notes were discounted at 10.75%, which reflects the estimated market rate of interest. The amounts represented by the promissory notes are subject to downward adjustment if Intervan suffers recurring revenue losses after the closing.

On December 15, 1999, pursuant to a Stock Purchase Agreement, CCI acquired all of the outstanding shares of capital stock of GBnet Corporation ("GBnet") for a total purchase price of $13,000,000. See Form 8-K filed on January 6, 2000 and Form 8-K/A filed on February 28, 2000.

The accompanying unaudited pro forma balance sheets as of September 30, 1999 and unaudited pro forma statements of operations for the year ended December 31, 1998 and the nine month period ended September 30, 1999 are presented to reflect the acquisition of all of the outstanding stock of Intervan from SOE by CCI Mexico and the acquisition of all of the outstanding stock of GBnet by CCI. The acquisitions were accounted for under the purchase method of accounting. The accompanying unaudited pro forma financial statements reflect the effects of preliminary allocations of the purchase prices.

The pro forma financial statements also reflect the impact of the $109.5 million private equity and credit facility package (the "Financing") previously disclosed in CCI's Current Reports on Form 8-K dated November 2, 1999 and December 8, 1999.

The accompanying unaudited pro forma financial statements should be read in conjunction with the companies' historical financial statements and notes thereto. The unaudited pro forma financial statements are presented for informational purposes only and are not necessarily indicative of actual results had the foregoing transactions occurred as described in the preceding paragraphs, nor do they purport to represent results of future operations of the consolidated companies.

The pro forma balance sheet assumes the acquisitions occurred on September 30, 1999. The pro forma consolidated statements of operations present CCI's historical statements of operations for the fiscal year ended December 31, 1998 and the nine month period ended September 30, 1999, along with Intervan's and GBnet's statements of operations for the same periods adjusted to give effect to the acquisitions as if the acquisitions had occurred on January 1, 1998. Unaudited pro forma financial information presented herein reflects adjustments for (i) the estimated allocations of purchase prices to the fair value of assets acquired, including intangible assets, and liabilities assumed, (ii) the effect of the private equity and credit facility, and (iii) the effect of recurring charges related to the acquisitions, primarily the amortization of intangible assets and the recording of interest expense on borrowings to finance the acquisitions.

The preliminary allocation of the purchase price of Intervan as of September 30, 1999 resulted in approximately $14.6 million of intangible assets comprised primarily of subscriber rights. The actual amount of the intangible assets recorded will vary based upon the final purchase price allocation resulting from the completion of the integration plan and the asset valuations discussed above. Changes in the intangible asset allocation and the related amortization expense resulting from these plans and assessments may be material.

The preliminary allocation of the purchase price of GBnet resulted in approximately $9.8 million of intangible assets comprised of subscriber rights, contract rights and license rights. The actual amount of these intangible assets recorded will vary based upon the final purchase price allocation resulting from the completion of the integration plan and the asset valuations discussed above. Changes in the intangible asset allocation and the related amortization expense resulting from these plans and assessments may be material.


CONVERGENCE COMMUNICATIONS, INC.
UNAUDITED PRO FORMA BALANCE SHEET
SEPTEMBER 30, 1999
(EXPRESSED IN U.S. DOLLARS)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       Adjustments
                               Convergence                             --------------------------------------------   Pro Forma
                               Communica-       GBnet                       GBnet      Intervan                        Adjusted
ASSETS                         tions, Inc.   Corporation     Intervan    Acquisition   Acquisition     Financing        Balance
                                                                                                          (a)
CURRENT ASSETS:
   Cash and cash equivalents      $ 543,510                   $ 667,058  $(4,000,000)(b)$(15,000,000)(b)  59,355,000    $41,565,568
   Accounts receivable - net        624,161     $ 284,398     2,854,049                                                   3,762,608
   Inventory                        380,973                       8,680                                                     389,653
   Other current assets             275,264                     625,797                                                     901,061
                                  ---------                   ---------                                                     -------
           Total current assets   1,823,908       284,398     4,155,584   (4,000,000)    (15,000,000)     59,355,000     46,618,890


INVESTMENT IN CENTURION             845,955                                                                                 845,955

PROPERTY AND EQUIPMENT - net     18,351,638     2,984,671     4,873,493                                                  26,209,802

INTANGIBLE ASSETS - net          19,582,353                                9,798,931(c)   14,579,406(c)                  43,960,690

OTHER ASSETS                        969,087                                                                                 969,087
                                  ---------                                                                                ---------

TOTAL ASSETS                   $ 41,572,941   $ 3,269,069   $ 9,029,077  $ 5,798,931      $ (420,594)   $ 59,355,000  $ 118,604,424
                               =============  ============  ===========  ============     ===========   ============   =============


See notes to unaudited pro forma consolidated financial statements.

28


CONVERGENCE COMMUNICATIONS, INC.
UNAUDITED PRO FORMA BALANCE SHEET
SEPTEMBER 30, 1999
(EXPRESSED IN U.S. DOLLARS)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             Adjustments
                                         Convergence                            -----------------------------------       Pro Forma
                                        Communications,   GBnet                     GBnet     Intervan                    Adjusted
LIABILITIES AND STOCKHOLDERS' EQUITY          Inc.      Corporation   Intervan   Acquisition Acquisition   Financing      Balance
                                                                                                             (a)
CURRENT LIABILITIES:
   Accounts payable and accrued
      liabilities                        $ 5,995,340                $2,743,079     $ 68,000(d) $ 81,600(d)              $ 8,888,019
   Notes payable                           4,861,599                                                                      4,861,599
   Notes payable (payable to related
      parties)                             7,165,925                                                                      7,165,925
   Accrued consulting fees (payable to
      related parties)                       522,240                                                                        522,240
   Due to affiliates                         835,138                                                                        835,138
   Unearned revenue                          386,568                   526,699                                              913,267
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------
           Total current liabilities      19,766,810                 3,269,778       68,000      81,600                  23,186,188
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------

LONG-TERM LIABILITIES:
  Long-term debt (payable to
     related parties)                      6,069,249                 1,927,511               (1,927,511)(i)$(4,966,836)   1,102,413
  Subordinated exchangeable promissory
    notes (payable to related parties)    10,000,000                                                       (10,000,000)
  Notes payable                            3,497,500                              9,000,000(b)5,257,105(b)               17,754,605
  Accrued foreign severance                  224,286                                                                        224,286
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------
        Total long-term liabilities       19,791,035                 1,927,511    9,000,000   3,329,594    (14,966,836)  19,081,304

MINORITY INTEREST IN SUBSIDIARIES          1,288,180                                                         5,525,000    6,813,180
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------
               Total liabilities          40,846,025                 5,197,289    9,068,000   3,411,194     (9,441,836)  49,080,672
                                         ------------  -----------  -----------  ----------  ------------   -----------  -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Series "B" Preferred stock                     101                                                                            101
  Seires "C" Preferred stock                                                                                    10,000       10,000
  Common stock                                11,738                12,529,047              (12,529,047)(e)                  11,738
  Additional paid-in capital              27,349,360                                                        68,786,836   96,136,196
  Accumulated deficit                    (26,605,221)               (8,421,612)               8,421,612(e)              (26,605,221)
  Accumulated other comprehensive loss       (29,062)                 (275,647)                 275,647(e)                  (29,062)
  Net investment in GBnet                               3,269,069                (3,269,069)(c)
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------
         Total stockholders' equity          726,916    3,269,069    3,831,788   (3,269,069) (3,831,788)    68,786,836   69,523,752
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------

TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                 $ 41,572,941  $ 3,269,069  $ 9,029,077  $ 5,798,931  $ (420,594)  $ 59,355,000 $118,604,424
                                        ============  ===========  ===========  ===========  ==========   ============  ===========


See notes to unaudited pro forma consolidated financial statements.


CONVERGENCE COMMUNICATIONS, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1998
(EXPRESSED IN U.S. DOLLARS)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             Adjustments
                                          Convergence                            ----------------------------------      Pro Forma
                                          Communica-       GBnet                  GBnet       Intervan                   Adjusted
                                         tions, Inc.    Corporation   Intervan  Acquisition Acquisition    Financing       Balance
                                                                                                              (a)

NET REVENUES                             $ 3,113,482  $ 8,443,882  $ 7,188,499                                         $ 18,745,863
COST OF SERVICE                            1,876,133    4,969,500    6,857,559                                           13,703,192
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------
GROSS MARGIN                               1,237,349    3,474,382      330,940                                            5,042,671

OPERATING EXPENSES:
   Professional fees                       2,270,588                                                                      2,270,588
   Depreciation and amortization           2,864,789    1,117,800      718,850    1,633,155(f)2,223,998(f)                8,558,592
   Leased license expense                    708,912                                                                        708,912
   General and administrative              5,261,916    1,003,550    2,819,657                                            9,085,123
   Stock-based compensation expense          753,046                                                                        753,046
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------
                     Total                11,859,251    2,121,350    3,538,507    1,633,155   2,223,998                  21,376,261
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------

OPERATING (LOSS) INCOME                  (10,621,902)   1,353,032   (3,207,567)  (1,633,155) (2,223,998)                (16,333,590)

OTHER INCOME AND (EXPENSES):
  Interest income                            268,996                   458,658                                              727,654
  Interest expense                          (677,188)                              (967,500)(g)(565,138)(g)              (2,209,826)
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------
                  Total                     (408,192)                  458,658     (967,500)   (565,138)                 (1,482,172)
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------

NET (LOSS) INCOME BEFORE INCOME TAX AND
MINORITY INTEREST                        (11,030,094)   1,353,032   (2,748,909)  (2,600,655) (2,789,136)                (17,815,762)

INCOME TAX                                                473,561      137,411             (h)         (h)                  610,972
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------

NET (LOSS) INCOME BEFORE MINORITY
  INTEREST                               (11,030,094)     879,471   (2,886,320)  (2,600,655) (2,789,136)                (18,426,734)

MINORITY INTEREST IN LOSS OF
   SUBSIDIARIES                              799,298                                                                        799,298
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------

NET (LOSS) INCOME                        (10,230,796)     879,471   (2,886,320)  (2,600,655) (2,789,136)                (17,627,436)
                                        =============   ========= ============  ============ ===========  ============  ============

NET (LOSS) INCOME PER BASIC AND
DILUTED COMMON SHARE                      $    (0.87)     $  0.07      $ (0.25)                                       (j)   $ (0.82)
                                          ===========     =======      ========                                              =======

WEIGHTED AVERAGE COMMON SHARES
     - BASIC and DILUTED                  11,736,927   11,736,927   11,736,927                                           21,465,836
                                         ============ ============ ============                                          ==========


See notes to unaudited pro forma consolidated financial statements.

CONVERGENCE COMMUNICATIONS, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

(EXPRESSED IN U.S. DOLLARS)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             Adjustments
                                          Convergence                            ----------------------------------      Pro Forma
                                          Communica-       GBnet                  GBnet       Intervan                   Adjusted
                                         tions, Inc.    Corporation   Intervan  Acquisition Acquisition    Financing       Balance
                                                                                                              (a)
NET REVENUES                               6,455,538    6,625,714    8,907,222                                           21,988,474
COST OF SERVICE                            2,371,382    3,771,509    7,090,652                                           13,233,543
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------

GROSS MARGIN                               4,084,156    2,854,205    1,816,570                                            8,754,931

OPERATING EXPENSES:
   Professional fees                       2,028,151                                                                      2,028,151
   Depreciation and amortization           3,661,625      977,754      892,418    1,224,866(f)1,667,998(f)                8,424,661
   Leased license expense                     66,796                                                                         66,796
   General and administrative              6,606,920      787,462    4,127,351                                           11,521,733
   Stock-based compensation expense        1,015,101                                                                      1,015,101
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------
            Total                         13,378,593    1,765,216    5,019,769    1,224,866   1,667,998                  23,056,442
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------

OPERATING (LOSS) INCOME                   (9,294,437)   1,088,989   (3,203,199)  (1,224,866) (1,667,998)                (14,301,511)

OTHER INCOME AND (EXPENSES):
  Interest income                             82,458                   351,878                                              434,336
  Interest expense                        (3,029,268)                              (725,625)(g)(120,935)(g)              (3,875,828)
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------
            Total                         (2,946,810)                  351,878     (725,625)   (120,935)                 (3,441,492)
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------

NET (LOSS) INCOME BEFORE INCOME
   TAX AND MINORITY INTEREST             (12,241,247)   1,088,989   (2,851,321)  (1,950,491) (1,788,933)                (17,743,003)

INCOME TAX                                   134,774      381,146       72,601              (h)         (h)                 588,521
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------
NET (LOSS) INCOME BEFORE MINORITY
INTEREST                                 (12,376,021)     707,843   (2,923,922)  (1,950,491) (1,788,933)                (18,331,524)

MINORITY INTEREST IN LOSS OF
SUBSIDIARIES                               1,257,337                                                                      1,257,337
                                           ---------  -----------  -----------   ----------  -----------   ------------   ----------

NET (LOSS) INCOME                        (11,118,684)     707,843   (2,923,922)  (1,950,491) (1,788,933)                (17,074,187)
                                        =============    ========= ============ ============ ============              ============

NET (LOSS) INCOME PER BASIC AND
     DILUTED COMMON SHARE                 $    (0.92)    $   0.06      $ (0.24)                                    (j)  $    (0.78)
                                         ===========       =======      =======                                              =======

WEIGHTED AVERAGE COMMON SHARES
    - BASIC AND DILUTED                   12,022,728   12,022,728   12,022,728                                           21,751,637
                                        ============ ============ ============                                           ==========


See notes to unaudited pro forma consolidated financial statements.

CONVERGENCE COMMUNICATIONS, INC.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1998 AND
NINE MONTH PERIOD ENDED  SEPTEMBER  30, 1999  (UNAUDITED,
EXPRESSED IN U.S. DOLLARS)
--------------------------------------------------------------------------------

Based upon the terms of the acquisitions, the transactions are accounted for as purchases of Intervan and GBnet for financial reporting and accounting purposes. Accordingly, CCI revalued the basis of Intervan's and GBnet's acquired assets to fair value. The purchase prices of Intervan and GBnet are calculated as the cash paid, plus the present value of notes issued plus the transaction costs. The difference between the purchase price and the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed is recorded as intangible assets and will be amortized over terms ranging from 5-7 years. The preliminary allocations of the purchase prices are subject to completion of certain valuations relating to tangible and intangible assets, and the completion of the Company's integration plan. Changes to the preliminary purchase price allocations resulting from the finalization of the valuations and integration plan, may be material. The preliminary allocation of the purchase price to the fair value of assets acquired and liabilities assumed is as follows:

                                                      Intervan          GBnet

Purchase price                                       $ 21,000,000   $13,000,000
Present value adjustment of promissory notes             (742,895)
Transaction costs                                          81,600        68,000
                                                         ---------   ----------
Total estimated purchase price                       $ 20,338,705  $ 13,068,000
                                                     ============   ============

Purchase price has been allocated as follows:

Fair value of assets acquired:
-----------------------------
Current assets                                       $  3,750,457   $   396,161
Property and equipment                                  5,136,584     2,872,908
Other assets                                              851,128
Intangible assets (subscriber contract rights)         13,343,988     9,798,931
Liabilities assumed                                    (2,743,452)
                                                      ------------   -----------
                                                     $ 20,338,705  $ 13,068,000
                                                     ============   ============

THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1999 GIVES EFFECT TO THE FOLLOWING PRO FORMA ADJUSTMENTS:

(a) Represents certain components of the $109.5 million financing which closed on October 18, 1999 and November 16, 1999 as described in the Company's Current Reports on Form 8-K:

o  Issuance of 7,733,332 shares of Series "C" Preferred
   Stock for cash                                            $58,000,000

o  Sale of 32.6% minority interest in Chispa Dos
   (controlled subsidiary) for cash                            5,525,000

o  Exchange of debt for 1,995,577 shares of Series "C"
     Preferred Stock                                          14,966,836

o  Equity issuance costs of approximately $4,170,000          (4,170,000)

(b) Represents the cash paid or the present value of the notes payable issued to effect the acquisition. The notes were discounted at 10.75%, which reflects the estimated market rate of interest.

(c) Represents the excess of the purchase price over the net assets acquired which has been allocated to intangible assets resulting from the acquisitions and will be amortized over terms ranging from 5-7 years. This amount allocated to intangible assets assumes the acquisitions occurred on September 30, 1999 using the net assets existing as of September 30, 1999 which is different from the actual amount allocated to intangible assets as of the actual purchase dates.

(d) Represents the estimated transaction costs of $81,600 for Intervan and $68,000 for GBnet.

(e) Represents the elimination of the Intervan's and GBnet's net investment, common stock, accumulated deficit and accumulated other comprehensive loss.

THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 GIVE EFFECT TO THE FOLLOWING PRO FORMA ADJUSTMENTS:

(f) Represents the increase in intangible amortization expense. The intangibles and the related amortization expense are subject to adjustment resulting from the completion of the final purchase price allocation.

(g) Represents the adjustments to interest expense related to debt acquired to finance the GBnet and Intervan acquisitions. The interest expense related to the GBnet acquisition was calculated on average borrowings of $9 million, multiplied by an interest rate of 10.75%. The combined face value of the two promissory notes acquired to finance the Intervan acquisition totaled $6 million and were discounted at 10.75%. The interest rate of 10.75% represents the estimated market rate of interest.

(h) There was no net impact of the income tax benefit (expense) for the period and the valuation allowance, which reduces the deferred tax asset component for net operating loss carryforwards to what management believes is realizable.

(i) Represents the reduction in related party debt that was not assumed in the Intervan purchase.

(j) The net loss per basic and diluted common share in the Pro Forma Adjusted Balance column includes the 9,728,909 shares of Series "C" Preferred Stock issued during the financing discussed in adjustment (a). No pro forma effect, as if the financing had occurred on January 1, 1998, relating to any potential reductions in interest expense on acquired debt has been included in any part of the pro forma statements of operations.